UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 001-09662

                                Placer Dome Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                        Suite 1600, 1055 Dunsmuir Street
                     P.O. Box 49330, Bentall Postal Station
                           Vancouver, British Columbia
                                 Canada V7X 1P1
                                 (604) 682-7082
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      8 5/8% Junior Subordinated Debentures due December 31, 2045, Series A
      ---------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                   Common Shares; Common Share Purchase Rights
   --------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)      [ ]
       Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)      [X]
       Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)     [ ]
                                           Rule 15d-6               [ ]

          Approximate number of holders of record as of the certification or notice date: 0

                                      * * *

     Pursuant to the requirements of the Securities Exchange Act of 1934, Placer Dome Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    August 20, 2003                 PLACER DOME INC.



                                         By: /s/Geoffrey P. Gold
                                             -------------------
                                             Geoffrey P. Gold
                                             Vice-President, Assistant Secretary
                                             and Associate General Counsel